Exhibit 23(b) - Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 12, 2001, in the Prospectus included in this Registration Statement (Form S-1) of Golden American Life Insurance Company for the registration of annuity contracts (Interest in Fixed Account) with a proposed maximum offering price of $1,300,000,000.

Our audits (to which the date of our report is March 12, 2001) also included the consolidated financial statement schedules of Golden American Life Insurance Company included in Item 16(b)(2). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the consolidated financial statement schedules referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                    /s/ Ernst & Young LLP

Atlanta, Georgia
April 18, 2001